EXHIBIT 99.1

PORTLAND BREWING COMPANY TO COMBINE OPERATIONS WITH PYRAMID BREWERIES MOVE EXPECTED TO STRENGTHEN MARKET POSITION OF PORTLAND-BASED INDEPENDENT BREWERY'S CORE BRANDS

PORTLAND, OR--JANUARY 26, 2004--In a transaction that will combine the operations of two Northwest craft brewing pioneers, Portland-based Portland Brewing Company has agreed to sell its brewery and brewery-restaurant operations to Seattle-based Pyramid Breweries Inc. According to Portland Brewing CEO Jerome Chicvara, the transaction is expected to solidify core Portland Brewing and Pyramid brands and open new markets. Pyramid will continue to operate Portland Brewing's Northwest Portland brewery and TapRoom, and Chicvara will stay on board as the brewery's energetic, driving force.

In the transaction, Pyramid will acquire Portland Brewing's brewery and brewery restaurant assets for total consideration of approximately $4.2 million, consisting of a combination of assumed liabilities, cash and, at Pyramid's sole option, Pyramid common stock. The transaction is subject to approval by the shareholders of Portland Brewing and other customary closing conditions. Shareholders representing approximately 74% of Portland Brewing's outstanding voting power are committed to vote in favor of the transaction. The transaction is expected to close late in the first quarter or early in the second quarter of 2004.

The deal brings together two pivotal players in today's craft brewing industry. Portland Brewing, founded in 1986 and best known for its flagship brand, MacTarnahan's, has consistently ranked among Oregon's top-five craft breweries. The company is recognized for its brewing creativity, solid brands and guerilla marketing expertise.

Pyramid Breweries, founded in 1984, is among America's leading craft brewers, with a strong position across the West, particularly in Washington and California. The independent company operates its brewery-based restaurants--Pyramid Alehouses--in Seattle, Berkeley, Walnut Creek and Sacramento. Pyramid is recognized as a leading innovator of wheat beers, fruit beers and award-winning seasonals.

Portland Brewing first seized attention in the craft beer industry with MacTarnahan's Amber Ale. Named after brewery patriarch Robert "Mac" MacTarnahan, MacTarnahan's Amber Ale developed a strong following in Oregon and beyond, inspiring additional MacTarnahan's beers including Black Watch Cream Porter and Highlander Pale Ale.

"THIS TRANSACTION WILL LEVERAGE COMPLEMENTARY STRENGTHS--THE CREATIVITY AND STRONG OREGON DISTRIBUTION RESOURCES OF PORTLAND BREWING'S OPERATIONS WITH PYRAMID'S SALES, MARKETING AND DISTRIBUTION RESOURCES IN WASHINGTON AND CALIFORNIA--TO DRIVE THE SUCCESS OF BOTH PORTLAND BREWING AND PYRAMID BRANDS," says Portland Brewing CEO Jerome Chicvara.

"THE CRAFT BREWING BUSINESS IS VERY COMPETITIVE AND CHANGES DAILY. TO STAY AHEAD, BREWERIES MUST KEEP MOVING FORWARD. SOME BREWERIES HAVE CHOSEN TO GO THE ROUTE OF ALIGNING THEMSELVES WITH LARGE, MULTINATIONAL, INDUSTRIAL BREWERS. WE BELIEVE THAT APPROACH CAN STIFLE CREATIVITY AND LEAD TO LESS CHOICE FOR CONSUMERS . OUR APPROACH ALIGNS TWO INDEPENDENT NORTHWEST BREWERIES AND RETAINS THE CREATIVITY AND INTEGRITY CRAFT BREWERS ARE KNOWN FOR," says Pyramid CEO Martin Kelly.


                                    --MORE--

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                           --PYRAMID/PORTLAND CONT.--

Portland Brewing also announced a 1 for 600,000 reverse stock split as part of a going private transaction to follow the Pyramid transaction. Portland Brewing's common shareholders will receive cash in the amount of $.10 per pre-split share in lieu of any fractional shares resulting from the reverse stock split. The reverse stock split would reduce the number of shareholders below the level requiring registration with the Securities and Exchange Commission. The reverse stock split is subject to approval by Portland Brewing shareholders and certain other conditions.

A special Portland Brewing shareholder meeting to consider both matters will be held in March or April 2004, with the exact timing dependent on the SEC's review of the necessary filings. While shareholder approval is necessary, it is anticipated that shares controlled directly or indirectly by the Portland Brewing's majority shareholders, directors, officers and their affiliates will be voted in favor of both transactions. These shares account for approximately 74% of the common shares and 100% of the preferred shares.

Portland Brewing President Fred Bowman stated, "IT IS THE OPINION OF THE PORTLAND BREWING BOARD OF DIRECTORS THAT GOING PRIVATE VIA A REVERSE STOCK SPLIT IS IN THE BEST INTERESTS OF THE SHAREHOLDERS. THE PYRAMID TRANSACTION AND REVERSE STOCK SPLIT PROVIDE EXISTING SHAREHOLDERS WITH LIQUIDITY AT FAIR VALUE FOR THEIR COMMON STOCK. CURRENTLY, THE COMPANY'S COMMON STOCK IS NOT LIQUID IN THE PUBLIC MARKET AND THE SHAREHOLDERS DO NOT RECEIVE ANY
APPRECIABLE BENEFIT FROM THE COMPANY BEING A PUBLIC REPORTING COMPANY."

The announcement of the proposed asset transaction and reverse stock split described above is not a solicitation of a proxy. Portland Brewing will hold a special meeting of shareholders to vote on the transactions. Prior to the meeting, Portland Brewing will mail to its shareholders a proxy statement that will contain important information regarding the meeting and the transaction, including, among other things, the recommendation of the Board of Directors regarding the transaction. It will include a copy of a fairness opinion regarding the going private transaction obtained by Portland Brewing from the investment banking firm of Willamette Management Associates, Inc. Shareholders of Portland Brewing are advised to read the materials. Copies of the proxy statement materials, and any amendments or supplements thereto, will be available without charge at the SEC's website at http://www.sec.gov/ or from the Secretary of Portland Brewing after they are mailed to shareholders.

Located at the foot of Forest Park, Portland Brewing has garnered national and international recognition for its handcrafted ales and lagers. Established in 1986, the craft brewing pioneer is best known for its MacTarnahan's Brewing line, which includes MacTarnahan's Amber Ale, Black Watch Cream Porter and Highlander Pale Ale. More information about the brewery is available at www.macsbeers.com.

Pyramid Breweries Inc. is a leading brewer of specialty, full-flavored beers and sodas, produced under the Pyramid Ales & Lagers and Thomas Kemper brand names. Pyramid also owns and operates four breweries, located in Seattle, Washington and Berkeley, Walnut Creek and Sacramento, California, as well as four adjoining restaurants under the Pyramid Alehouse name. For more information, visit www.PyramidBrew.com.

Statements concerning future performance, developments or events, concerning potential sales, restaurant expansion, production capacity, and any other guidance on future periods, constitute forward-looking statements which are subject to a number of risks and uncertainties which are described in the companies' filings with the Securities and Exchange Commission, press releases and other communications. Actual events and results may differ materially from stated expectations.

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